Exhibit 99.1

PDL Community Bancorp Announces 2020 Fourth Quarter Results

New York (March 8, 2021): PDL Community Bancorp (the “Company”) (NASDAQ: PDLB), the financial holding company for Ponce Bank (the “Bank”) and Mortgage World Bankers, Inc. (“Mortgage World”), reported net income of $1.6 million, or $0.10 per basic and diluted share, for the fourth quarter of 2020, compared to net income of $4.0 million, or $0.24 per basic and diluted share, for the prior quarter and net loss of ($7.5 million), or ($0.43) per basic and diluted share, for the fourth quarter of 2019.

The Company’s net income for the year ended December 31, 2020 was $3.9 million, or $0.23 per basic and diluted share, compared to net loss of ($5.1 million), or ($0.29) per basic and diluted share, for the year ended December 31, 2019.

Ponce Bank is a federal stock savings association with 13 branches in the New York City metropolitan area, including one in Union City, New Jersey. The Bank is designated a Minority Depository Institution, a Community Development Financial Institution and a certified U.S. Small Business Administration lender. Mortgage World is a mortgage lender operating in five states. As a Federal Housing Administration (“FHA”) approved Title II lender, Mortgage World originates and sells to investors single family loans that are guaranteed by the FHA, as well as conventional mortgages.

Carlos P. Naudon, the Company’s President and CEO, noted “We concluded 2020 as we started it, by investing in the safety of our people and the future of our organization and our communities. Much of this investment consisted of one-time, non-recurring expenditures. Yet, in spite of the COVID-19 pandemic and our one-time investments, we enhanced stakeholder values. During 2020, we completed the Mortgage World acquisition, grew our Company by over $300 million, to $1.4 billion, in assets, and funded the $237.3 million increase in loan portfolio and loans held for sale with a $247.5 million increase in deposits, all while stabilizing our net interest margin to 3.69%. We continued our key investments, spending a combined $3.5 million in one-time expenses for: the implementation of GPS, our Salesforce based CRM ($1.2 million); meeting the needs of Ponce Bankers to maintain their jobs, temporarily enhance their benefits and protect them from COVID-19 pandemic ($1.1 million) and advancing our ability to operate digitally, without paper, ($1.2 million). Additionally, we protected our asset quality by increasing ALLL in response to plausible COVID-19 pandemic repercussions ($2.5 million). We were able to offset these $3.5 million one-time expenses with the $4.2 million net gain recognized from the sale of the real property associated with a relocated branch.”

Steven A. Tsavaris, the Company’s Executive Chairman, added “Our focus on building stakeholder value during 2020 is reflected in our Company’s six-month payback of its $1.8 million acquisition of Mortgage World, the repurchase of 421,824 common shares, the renovation of four more branches and the stabilization of our communities with $85.3 million in PPP loans to almost 1,000 small businesses. Importantly, the accomplishments we laud for 2020 could not have happened without the dedication and commitment of our expanding Ponce Family, to each other, our values and our communities.”

Net Income (Loss)

Net income for the three months ended December 31, 2020 was $1.6 million, compared to $4.0 million net income for the three months ended September 30, 2020. The $2.4 million decrease in net income reflects a $2.5 million decrease in non-interest income, mainly as a result of the absence of the non-recurring $4.2 million gain, net of expenses, recognized from the sale of real property in the third quarter of 2020, offset by a $1.8 million increase in income on mortgage loans held for sale and loan origination fees attributable to Mortgage World operations. Net income was also impacted by a $1.6 million, or 13.2%, increase in non-interest expense, a $710,000, or 5.2%, increase in interest and dividend income, a $663,000, or 57.8%, decrease in provision for income taxes, a $214,000, or 34.5%, decrease in provision for loan losses, and a $113,000, or 4.1%, decrease in interest expense.

Net income for the three months ended December 31, 2020 was $1.6 million, compared to a ($7.5 million) net loss for the three months ended December 31, 2019. The increase in net income reflects a $5.5 million, or 28.3%, decrease in non-interest expense, mainly as a result of the absence of the non-recurring $9.9 million loss on termination of pension plan in the fourth quarter of 2019, offset by an increase of $2.1 million in compensation and benefits, of which $1.5 million was attributable to Mortgage World operations. Net income was also impacted by a $4.1 million increase in non-interest income, mainly as a result of $4.0 million of non-interest income attributable to Mortgage World operations, a $1.6 million, or 12.3%, increase in interest and dividend income, a $541,000, or 17.0%, decrease in interest expense, a $2.4 million increase in provision for income taxes and a $311,000 increase in provision for loan losses.

Net income for the year ended December 31, 2020 was $3.9 million, compared to a ($5.1 million) net loss for the year ended December 31, 2019. The change in net income reflects a $10.6 million, or 393.7%, increase in non-interest income, mainly as a result of a $4.2 million gain, net of expenses, recognized from the sale of real property and $6.2 million of non-interest income attributable to Mortgage World operations. Net income was also impacted by a $2.8 million, or 5.6%, increase in interest and dividend income, a $989,000, or 8.0%, decrease in interest expense, offset by a $2.3 million increase in provision for income taxes, a $2.2 million increase in provision for loan losses in response to the COVID-19 pandemic and a $932,000, or 2.0%, increase in non-interest expense.

Net Interest Margin

Net interest margin increased by 13 basis points to 3.78% for the three months ended December 31, 2020 from 3.65% for the three months ended September 30, 2020, while the net interest rate spread increased by 17 basis points to 3.50% from 3.33% for the same periods. Average interest-earning assets essentially remained flat at $1.2 billion for the three months ended December 31, 2020 and the three months ended September 30, 2020. The average yield on interest-earning assets increased by 6 basis points to 4.63% from 4.57%, for the same periods. Average interest-bearing liabilities increased by $49.9 million, or 5.7%, to $930.8 million for the three months ended December 31, 2020 from $881.0 million for the three months ended September 30, 2020. The average rate on interest-bearing liabilities decreased by 11 basis points to 1.13% from 1.24% for the same periods.

Net interest margin increased by 7 basis points to 3.78% for the three months ended December 31, 2020 from 3.71% for the three months ended December 31, 2019, while the net interest rate spread increased by 16 basis points to 3.50% from 3.34% for the same periods. Average interest-earning assets increased by $207.3 million, or 20.29%, partly as a result of $86.1 million in average outstanding PPP loans, to $1.2 billion for the three months ended December 31, 2020 from $1.0 billion for the three months ended December 31, 2019. The average yield on interest-earning assets decreased by 32 basis points to 4.63% from 4.95%, for the same periods. Average interest-bearing liabilities increased by $148.7 million, or 19.01%, to $930.8 million, for the three months ended December 31, 2020 from $782.1 million for the three months ended December 31, 2019. The average rate on interest-bearing liabilities decreased by 48 basis points to 1.13% from 1.61% for the same periods.

Net interest margin decreased by 10 basis points to 3.69% for the year ended December 31, 2020 from 3.79% for the year ended December 31, 2019, while the net interest rate spread decreased by 3 basis points to 3.37% from 3.40% for the same periods. Average interest-earning assets increased by $132.5 million, or 13.16%, partly as a result of $50.6 million in average outstanding PPP loans, to $1.1 billion, for the year ended December 31, 2020 from $1.0 billion for the year ended December 31, 2019. The average yield on interest-earning assets decreased by 34 basis points to 4.68% from 5.02%, for the same periods. Average interest-bearing liabilities increased by $104.1 million, or 13.68%, to $865.1 million, for the year ended December 31, 2020 from $761.0 million for the year ended December 31, 2019. The average rate on interest-bearing liabilities decreased by 31 basis points to 1.31% from 1.62% for the same periods.

Non-interest Income

Total non-interest income decreased $2.5 million to $4.8 million for the three months ended December 31, 2020 from $7.3 million for the three months ended September 30, 2020. The decrease in non-interest income for the three months ended December 31, 2020 compared to the three months ended September 30, 2020 was due to the effect of a non-recurring $4.4 million gain on the sale of real property recognized in the third quarter of 2020, offset by $1.8 million in gain on sale of mortgage loans, loan origination fees, brokerage commissions and other non-interest income attributable to Mortgage World operations during the quarter. The decrease in non-interest income also resulted from decreases of $106,000 in other non-interest income and $64,000 in late and prepayment charges related to mortgage loans related to the Bank offset by increases of $284,000 in brokerage commissions and $27,000 in service charges and fees related to the Bank.

Total non-interest income increased $4.1 million to $4.8 million for the three months ended December 31, 2020 from $665,000 for the three months ended December 31, 2019. The increase in non-interest income for the three months ended December 31, 2020 compared to the three months ended December 31, 2019 was due to $4.0 million in gain on sale of mortgage loans, loan origination fees, brokerage commissions and other non-interest income attributable to Mortgage World operations. The increase in non-interest income also resulted from an increase of $283,000 in brokerage commissions related to the Bank, offset by decreases of $126,000 in late and prepayment charges on mortgage loans and service charges and fees and $35,000 in other non-interest income related to the Bank.

Total non-interest income increased $10.6 million to $13.2 million for the year ended December 31, 2020 from $2.7 million for the year ended December 31, 2019. The increase in non-interest income for the year ended December 31, 2020 compared to the year ended December 31, 2019 was due to a $4.2 million gain, net of expenses, on the sale of real property, combined with $6.2 million in gain on sale of mortgage loans, loan origination fees, brokerage commissions and other non-interest income attributable to Mortgage World operations. The increase in non-interest income also resulted from $429,000 in other non-interest income and $228,000 in brokerage commissions related to the Bank, offset by decreases of $397,000 in late and prepayment charges related to mortgage loans and $79,000 in service charges and fees related to the Bank.

Non-interest Expense

Total non-interest expense increased $1.6 million, or 13.2%, to $14.0 million for the three months ended December 31, 2020, from $12.3 million for the three months ended September 30, 2020. The increase in non-interest expense was primarily attributable to an increase of $1.3 million in compensation and benefits expense, of which $698,000 was attributable to Mortgage World operations. Included in non-interest expense for the three months ended December 31, 2020 were $266,000 of expenses incurred as a result of the COVID-19 pandemic.

Total non-interest expense decreased $5.5 million, or 28.3%, to $14.0 million for the three months ended December 31, 2020, compared to $19.5 million for the three months ended December 31, 2019. The decrease in non-interest expense was attributable to the absence of a non-recurring $9.9 million loss on the termination of the pension plan related to the Bank in the fourth quarter of 2019, offset by $2.3 million of non-interest expense attributable to Mortgage World operations, of which $1.5 million was related to compensation and benefits. The decrease in non-interest expense was further offset by increases attributable to the Bank of $605,000 in compensation and benefits, $491,000 in occupancy and equipment, $483,000 in professional fees, $296,000 in other non-interest expense and $178,000 in data processing expenses. Included in non-interest expense for the three months ended December 31, 2020 were $266,000 of expenses incurred as a result of the COVID-19 pandemic. Excluding the impact of the $2.3 million in non-interest expense related to Mortgage World operations in the fourth quarter of 2020 and the $9.9 million loss on termination of pension plan related to the Bank recognized in the fourth quarter of 2019, total non-interest expense would have increased $2.1 million, or 22.3%, to $11.7 million for the three months ended December 31, 2020 compared to $9.5 million for the three months ended December 31, 2019.

Total non-interest expense increased $932,000, or 2.0%, to $47.5 million for the year ended December 31, 2020, from $46.6 million for the year ended December 31, 2019. The increase in non-interest expense was primarily attributable to $3.9 million in non-interest expense related to Mortgage World operations, of which $2.3 million was related to compensation and benefits. The remainder of the increases in non-interest expense were $2.8 million in professional fees, $1.6 million in occupancy and equipment expense due to new software licenses and security services, $838,000 in compensation and benefits, $686,000 in other operating expenses mainly due to employment agency fees and collection fees, $544,000 in data processing expenses as a result of system enhancements and implementation charges related to new software upgrades and $319,000 in marketing and promotional expenses attributable to the Bank. The increases in non-interest expense were offset by the absence of the non-recurring $9.9 million loss on the termination of the pension plan related to the Bank, recognized in the fourth quarter of 2019. The increase of $2.8 million in professional fees was mainly attributable to increases in consulting fees of $1.8 million and professional services of $1.0 million related to the document imaging project adopted in late 2019. Included in non-interest expense for the year ended December 31, 2020 is $1.1 million of expenses incurred as a result of the COVID-19 pandemic. Excluding the impact of the $3.9 million in non-interest expense related to Mortgage World for the year ended December 31, 2020 and the $9.9 million loss on termination of pension plan related to the Bank recognized in the fourth quarter of 2019, total non-interest expense wound have increased $7.0 million, or 19.0%, to $43.7 million for the year ended December 31, 2020 compared to $36.7 million for the year ended December 31, 2019.

Asset Quality

Total non-performing assets were $11.7 million, or 0.86% of total assets, at December 31, 2020, an increase of $705,000 from $11.0 million, or 0.86% of total assets, at September 30, 2020 and an increase of $85,000 from $11.6 million, or 1.10% of total assets, at December 31, 2019. Comparing non-performing assets at December 31, 2020 to September 30, 2020, total non-accruals inclusive of troubled debt restructured (“TDR”) loans increased by $736,000 in multifamily loans and $24,000 in 1-4 family residential loans and decreased by $55,000 in nonresidential loans. Comparing non-performing assets at December 31, 2020 to December 31, 2019, total non-accruals inclusive of TDR loans increased by $946,000 in multifamily loans, $229,000 in nonresidential loans and $28,000 in 1-4 family residential loans and decreased by $1.1 million in construction and land loans.

The Company continues to assess the economic impact of the COVID-19 pandemic on borrowers and believes that it is likely that the pandemic will be a detriment to their ability to repay in the short-term and that the likelihood of long-term detrimental effects will depend significantly on the resumption of normalized economic activities, a factor not yet determinable. The allowance for loan losses was $14.9 million, or 1.27% of total gross loans (total gross loans include $85.3 million of PPP loans) at December 31, 2020, compared to $14.4 million, or 1.28% of total gross loans (total gross loans include $86.2 million of PPP loans) at September 30, 2020, and $12.3 million, or 1.28% of total gross loans, at December 31, 2019. Excluding PPP loans, the allowance for loan losses was 1.37% of total gross loans at December 31, 2020 and 1.39% of total gross loans at September 30, 2020. Net recoveries totaled $83,000 for the three months ended December 31, 2020, $1,000 for the three months ended September 30, 2020 and $74,000 for the quarter ended December 31, 2019.

Through December 31, 2020, 412 loans aggregating $380.3 million had requested forbearance primarily consisting of the deferral of principal, interest, and escrow payments for a period of three months. Of those 412 loans, 339 loans aggregating $306.5 million are no longer in deferment and continue performing and 73 loans in the amount of $73.8 million remained in deferment. Of the 73 loans in deferment, 72 loans in the amount of $73.5 million are in renewed forbearance and one loan in the amount of $297,000 is in its initial forbearance. All of these loans had been performing in accordance with their contractual obligations prior to the granting of the initial forbearance. The Company actively monitors the business activities of borrowers in forbearance and seeks to determine their capacity to resume payments as contractually obligated upon the termination of the forbearance period. The initial and extended forbearances are short-term modifications made on a good faith basis in response to the COVID-19 pandemic and in furtherance of governmental policies.

Balance Sheet

Total assets increased $301.5 million, or 28.6%, to $1.4 billion at December 31, 2020 from $1.1 billion at December 31, 2019. The increase in total assets is attributable to increases in net loans receivable of $202.9 million, including $85.3 million in PPP loans, cash and cash equivalents of $44.4 million, mortgage loans held for sale, at fair value, of $34.4 million, other assets of $11.0 million, accrued interest receivable of $7.4 million, placements with banks of $2.7 million, held-to-maturity securities of $1.7 million, deferred taxes of $932,000 and FHLBNY stock of $691,000. The increase in total assets was reduced by decreases in available-for-sale securities of $4.0 million and premises and equipment, net, of $701,000.

Cash and cash equivalents increased $44.4 million, or 160.4%, to $72.1 million at December 31, 2020, compared to $27.7 million at December 31, 2019. The increase in cash and cash equivalents was primarily the result of increases of $247.5 million in net deposits, of which $43.5 million is related to net PPP funding, $20.8 million in advances of warehouse lines of credit, $17.8 million in maturities and/or calls of available-for-sale securities, $12.9 million in net advances from FHLBNY and $4.7 million in proceeds from the sale of real property. The increase in cash and cash equivalents was offset by increases of $209.4 million in net loans receivable including $85.3 million in PPP loans, $23.8 million of mortgage loans held for sale, at fair value, $13.6 million in purchases of available-for-sale securities, $4.7 million in purchases of shares held as treasury stock, $2.7 million in placement with banks, $1.9 million in purchases of premises and equipment, $1.7 million in a purchase of held-to-maturity securities and a $1.0 million, net of cash acquired, related to the acquisition of Mortgage World.

Mortgage loans held for sale, at fair value, at December 31, 2020 increased $34.4 million to $35.4 million from $ 1.0 million at December 31, 2019. The increase was partly related to the acquisition of Mortgage World, which had $10.5 million of mortgage loans held for sale as of the date of the acquisition.

Net loans receivable at December 31, 2020 increased $202.9 million, or 21.2%, to $1.2 billion from $ 955.7 million at December 31, 2019. The increase was primarily due to increases of $84.1 million, or 772.9%, in business loans, of which $85.3 million related to PPP loans, $57.2 million, or 22.8%, in multifamily residential loans, $25.3 million in consumer loans, mostly related to the partnership with Grain Technologies, LLC (the product, Grain, is a mobile application geared to the underbanked and new generations entering the financial services market that uses non-traditional underwriting methodologies), $21.2 million, or 5.3%, in 1-4 family residential loans, $11.7 million, or 5.6%, in nonresidential properties loans, and $6.5 million, or 6.6%, in construction and land loans. The increase in net loans receivable was offset by a decrease of $513,000, or 26.0%, in net deferred loan origination costs. The increase in the allowance for losses on loans of $2.5 million, substantially related to the COVID-19 pandemic, resulted in a decrease in net loans receivable.

Total deposits increased $247.5 million, or 31.7%, to $1.0 billion at December 31, 2020 from $782.0 million at December 31, 2019. The increase in deposits was mainly attributable to increases of $149.7 million, or 52.9%, in NOW, money market, reciprocal deposits and savings accounts, $80.3 million, or 73.3%, in demand deposits, of which $43.5 million is related to net PPP funding and $17.5 million, or 4.5%, in total certificates of deposit, which includes brokered certificates of deposit and listing service deposits. The $149.7 million increase in NOW, money market, reciprocal deposits and savings accounts was mainly attributable to increases of $83.7 million, or 175.6%, in reciprocal deposits, $49.5 million, or 57.1%, in money market accounts, $10.1 million, or 8.7%, in savings accounts and $6.4 million, or 19.6%, in NOW/IOLA accounts.

Net advances from the FHLBNY increased $12.9 million, or 12.3%, to $117.3 million at December 31, 2020 from $104.4 million at December 31, 2019.

Due to the acquisition of Mortgage World, the Company maintains two warehouse lines of credit totaling $32.2 million with financial institutions for the purpose of funding the originations and sale of residential mortgages. At December 31, 2020, the Company utilized $30.0 million for funding of loans held for sale.

Total stockholders’ equity increased $1.1 million, or 0.7%, to $159.5 million at December 31, 2020 from $158.4 million December 31, 2019. The $1.1 million increase in stockholders’ equity was mainly attributable to $3.9 million in net income, $1.4 million related to restricted stock units and stock options, $482,000 related to the Company’s Employee Stock Ownership Plan and $115,000 related to unrealized gains on available-for-sale securities offset by an increase of $4.7 million in stock repurchases.

The Company adopted a share repurchase program effective March 25, 2019 which expired on September 24, 2019. Under the repurchase program, the Company was authorized to repurchase up to 923,151 shares of the Company’s stock, or approximately 5% of the Company’s then current issued and outstanding shares. On November 13, 2019, the Company adopted a second share repurchase program. Under this second program, the Company was authorized to repurchase up to 878,835 shares of the Company’s stock, or approximately 5% of the Company’s then current issued and outstanding shares. The Company’s second share repurchase program was terminated on March 27, 2020 in response to the uncertainty related to the unfolding COVID-19 pandemic. On June 1, 2020, the Company adopted a third share repurchase program. Under this third program, the Company was authorized to repurchase up to 864,987 shares of the Company’s stock, or approximately 5% of the Company’s then current issued and outstanding shares. The Company’s third share repurchase program was terminated on November 30, 2020. On December 14, 2020, the Company adopted a fourth share repurchase program. Under this fourth program, the Company is authorized to repurchase up to 852,302 shares of the Company’s stock, or approximately 5% of the Company’s then current issued and outstanding shares.  The fourth repurchase program may be suspended or terminated at any time without prior notice, and it will expire no later than June 13, 2021.

As of December 31, 2020, the Company had repurchased a total of 1,523,853 shares under the repurchase programs at a weighted average price of $13.43 per share, of which 1,337,059 are reported as treasury stock. Of the 1,523,853 shares repurchased, a total of 186,960 shares have been used for grants given to directors, executive officers and non-executive officers under the Company’s 2018 Long-Term Incentive Plan pursuant to restricted stock units which vested on December 4, 2020 and 2019. Of these 186,960 shares, 166 shares were retained to satisfy a recipient’s taxes and other withholding obligations and these shares remain as part of treasury stock.

About PDL Community Bancorp

PDL Community Bancorp is the financial holding company for Ponce Bank and Mortgage World Bankers, Inc. Ponce Bank is a federally chartered savings association. Ponce Bank is designated a Minority Depository Institution, a Community Development Financial Institution, and a certified Small Business Administration lender. Ponce Bank’s business primarily consists of taking deposits from the general public and to a lesser extent from alternative funding sources and investing those deposits, together with funds generated from operations and borrowings, in mortgage loans, consisting of 1-4 family residences (investor-owned and owner-occupied), multifamily residences, nonresidential properties and construction and land, and, to a lesser extent, in business and consumer loans. Ponce Bank also invests in securities, which consist of U.S. Government and federal agency securities and securities issued by government-sponsored or government-owned enterprises as well as mortgage-backed securities, corporate bonds and obligations, and Federal Home Loan Bank stock. Mortgage World Bankers, Inc. is a mortgage lender operating in five states. As a Federal Housing Administration (“FHA”)-approved Title II lender, Mortgage World Bankers, Inc. originates and sells to investors single family mortgage loans guaranteed by the FHA, as well as conventional mortgages.

Forward Looking Statements

Certain statements herein constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as “believes,” “will,” “would,” “expects,” “project,” “may,” “could,” “developments,” “strategic,” “launching,” “opportunities,” “anticipates,” “estimates,” “intends,” “plans,” “targets” and similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors. Factors that could cause such differences to exist include, but are not limited to, adverse conditions in the capital and debt markets and the impact of such conditions on the Company’s business activities; changes in interest rates; competitive pressures from other financial institutions; the effects of general economic conditions on a national basis or in the local markets in which the Company operates, including changes that adversely affect borrowers’ ability to service and repay the Company’s loans; the anticipated impact of the COVID-19 novel coronavirus pandemic and the Company’s attempts at mitigation; changes in the value of securities in the Company’s investment portfolio; changes in loan default and charge-off rates; fluctuations in real estate values; the adequacy of loan loss reserves; decreases in deposit levels necessitating increased borrowing to fund loans and investments; operational risks including, but not limited to, cybersecurity, fraud and natural disasters; changes in government regulation; changes in accounting standards and practices; the risk that intangibles recorded in the Company’s financial statements will become impaired; demand for loans in the Company’s market area; the Company’s ability to attract and maintain deposits; risks related to the implementation of acquisitions, dispositions, and restructurings; the risk that the Company may not be successful in the implementation of its business strategy; changes in assumptions used in making such forward-looking statements and the risk factors described in the Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission (the “SEC”), which are available at the SEC’s website, www.sec.gov. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, PDL Community Bancorp’s actual results could differ materially from those discussed. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company disclaims any obligation to publicly update or revise any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes, except as may be required by applicable law or regulation.

Use of Non-GAAP Measures

In addition to results presented in accordance with generally accepted accounting principles (“GAAP”), this press release contains certain non-GAAP financial measures. The Company’s management believes that the supplemental non-GAAP information, which consists of the tangible common equity, adjusted net income and adjusted earnings (loss) per share is utilized by market analysts to evaluate a company’s financial condition and therefore, such information is useful to investors. These disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names.

PDL Community Bancorp and Subsidiaries

Consolidated Statements of Financial Condition

(Dollars in thousands, except for share data)

	As of
	December 31,	September 30,	June 30,	March 31,	December 31,
	2020	2020	2020	2020	2019
ASSETS
Cash and due from banks:
Cash	$26,936	$14,302	$15,875	$13,165	$6,762
Interest-bearing deposits in banks	45,142	61,790	60,756	90,795	20,915
Total cash and cash equivalents	72,078	76,092	76,631	103,960	27,677
Available-for-sale securities, at fair value	17,498	14,512	13,800	19,140	21,504
Held-to-maturity securities, at amortized cost	1,743	—	—	—	—
Placement with banks	2,739	2,739	—	—	—
Mortgage loans held for sale, at fair value	35,406	13,100	1,030	1,030	1,030
Loans receivable, net	1,158,640	1,108,956	1,072,417	972,979	955,737
Accrued interest receivable	11,396	9,995	7,677	4,198	3,982
Premises and equipment, net	32,045	32,113	32,102	32,480	32,746
Federal Home Loan Bank of New York stock (FHLBNY), at cost	6,426	6,414	6,422	7,889	5,735
Deferred tax assets	4,656	3,586	4,328	4,140	3,724
Other assets	12,604	9,844	5,824	5,127	1,621
Total assets	$1,355,231	$1,277,351	$1,220,231	$1,150,943	$1,053,756
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits	$1,029,579	$973,244	$936,219	$829,741	$782,043
Accrued interest payable	60	58	48	86	97
Advance payments by borrowers for taxes and insurance	7,019	7,739	6,007	8,295	6,348
Advances from the Federal Home Loan Bank of New York and others	117,255	117,283	117,284	152,284	104,404
Warehouse lines of credit	29,961	9,065	—	—	—
Mortgage loan fundings payable	1,483	1,457	—	—	—
Other liabilities	10,330	10,131	5,674	4,794	2,462
Total liabilities	1,195,687	1,118,977	1,065,232	995,200	895,354
Commitments and contingencies
Stockholders' Equity:
Preferred stock, $0.01 par value; 10,000,000 shares authorized	—	—	—	—	—
Common stock, $0.01 par value; 50,000,000 shares authorized	185	185	185	185	185
Treasury stock, at cost	(18,114)	(18,281)	(17,172)	(16,490)	(14,478)
Additional paid-in-capital	85,105	85,817	85,481	85,132	84,777
Retained earnings	97,541	95,913	91,904	92,475	93,688
Accumulated other comprehensive income	135	168	150	110	20
Unearned compensation ─ ESOP	(5,308)	(5,428)	(5,549)	(5,669)	(5,790)
Total stockholders' equity	159,544	158,374	154,999	155,743	158,402
Total liabilities and stockholders' equity	$1,355,231	$1,277,351	$1,220,231	$1,150,943	$1,053,756

PDL Community Bancorp and Subsidiaries

Consolidated Statements of Income

(Dollars in thousands, except per share data)

	For the Quarters Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2020	2020	2020	2020	2019
	(Dollars in thousands, except share and per share data)
Interest and dividend income:
Interest on loans receivable	$14,070	$13,375	$12,162	$12,782	$12,488
Interest on deposits due from banks	10	5	3	66	73
Interest and dividend on securities and FHLBNY stock	233	223	228	182	181
Total interest and dividend income	14,313	13,603	12,393	13,030	12,742
Interest expense:
Interest on certificates of deposit	1,422	1,597	1,730	1,827	1,921
Interest on other deposits	448	500	534	692	616
Interest on borrowings	769	655	608	587	643
Total interest expense	2,639	2,752	2,872	3,106	3,180
Net interest income	11,674	10,851	9,521	9,924	9,562
Provision for loan losses	406	620	271	1,146	95
Net interest income after provision for loan losses	11,268	10,231	9,250	8,778	9,467
Non-interest income:
Service charges and fees	263	236	145	248	266
Brokerage commissions	455	447	22	50	43
Late and prepayment charges	81	145	13	119	204
Income on sale of mortgage loans	2,748	1,372	—	—	—
Loan origination	656	269	—	—	—
Gain on sale of real property	—	4,412	—	—	—
Other	596	371	394	205	152
Total non-interest income	4,799	7,252	574	622	665
Non-interest expense:
Compensation and benefits	6,846	5,554	4,645	5,008	4,726
Loss on termination of pension plan	—	—	—	—	9,930
Occupancy and equipment	2,686	2,584	2,277	2,017	2,026
Data processing expenses	578	596	496	467	394
Direct loan expenses	599	437	199	212	171
Insurance and surety bond premiums	166	138	128	121	102
Office supplies, telephone and postage	385	386	312	316	316
Professional fees	1,533	1,553	1,336	1,627	1,038
Marketing and promotional expenses	—	127	145	234	39
Directors fees	69	69	69	69	69
Regulatory dues	59	49	56	46	58
Other operating expenses	1,034	834	772	705	606
Total non-interest expense	13,955	12,327	10,435	10,822	19,475
Income (loss) before income taxes	2,112	5,156	(611)	(1,422)	(9,343)
Provision (benefit) for income taxes	484	1,147	(40)	(209)	(1,891)
Net income (loss)	$1,628	$4,009	$(571)	$(1,213)	$(7,452)
Earnings (loss) per share:
Basic	$0.10	$0.24	$(0.03)	$(0.07)	$(0.43)
Diluted	$0.10	$0.24	$(0.03)	$(0.07)	$(0.43)
Weighted average shares outstanding:
Basic	16,558,576	16,612,205	16,723,449	16,800,538	17,145,970
Diluted	16,558,576	16,612,205	16,723,449	16,800,538	17,145,970

PDL Community Bancorp and Subsidiaries

Consolidated Statements of Income

(Dollars in thousands, except per share data)

	For the Years Ended December 31,
	2020	2019	Variance $	Variance %
	(Dollars in thousands, except share and per share data)
Interest and dividend income:
Interest on loans receivable	$52,389	$49,306	$3,083	6.25%
Interest on deposits due from banks	84	617	(533)	(86.39%)
Interest and dividend on securities and FHLBNY stock	866	568	298	52.46%
Total interest and dividend income	53,339	50,491	2,848	5.64%
Interest expense:
Interest on certificates of deposit	6,576	7,677	(1,101)	(14.34%)
Interest on other deposits	2,174	2,827	(653)	(23.10%)
Interest on borrowings	2,619	1,854	765	41.26%
Total interest expense	11,369	12,358	(989)	(8.00%)
Net interest income	41,970	38,133	3,837	10.06%
Provision for loan losses	2,443	258	2,185	*
Net interest income after provision for loan losses	39,527	37,875	1,652	4.36%
Non-interest income:
Service charges and fees	892	971	(79)	(8.14%)
Brokerage commissions	974	212	762	359.43%
Late and prepayment charges	358	755	(397)	(52.58%)
Income on sale of mortgage loans	4,120	—	4,120	—%
Loan origination	925	—	925	—%
Gain on sale of real property	4,177	—	4,177	—%
Other	1,801	745	1,056	141.74%
Total non-interest income	13,247	2,683	10,564	393.74%
Non-interest expense:
Compensation and benefits	22,053	18,883	3,170	16.79%
Loss on termination of pension plan	—	9,930	(9,930)	(100.00%)
Occupancy and equipment	9,564	7,612	1,952	25.64%
Data processing expenses	2,137	1,576	561	35.60%
Direct loan expenses	1,447	692	755	109.10%
Insurance and surety bond premiums	553	414	139	33.57%
Office supplies, telephone and postage	1,399	1,185	214	18.06%
Professional fees	6,049	3,237	2,812	86.87%
Marketing and promotional expenses	488	158	330	208.86%
Directors fees	276	294	(18)	(6.12%)
Regulatory dues	210	231	(21)	(9.09%)
Other operating expenses	3,363	2,395	968	40.42%
Total non-interest expense	47,539	46,607	932	2.00%
Income (loss) before income taxes	5,235	(6,049)	11,284	(186.54%)
Provision (benefit) for income taxes	1,382	(924)	2,306	(249.57%)
Net income (loss)	$3,853	$(5,125)	$8,978	(175.18%)
Earnings (loss) per share:
Basic	$0.23	$(0.29)	N/A	N/A
Diluted	$0.23	$(0.29)	N/A	N/A
Weighted average shares outstanding:
Basic	16,673,193	17,432,318	N/A	N/A
Diluted	16,682,584	17,432,318	N/A	N/A

*Indicates more than 500%.

PDL Community Bancorp and Subsidiaries

Key Metrics

	At or for the Quarters Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2020	2020	2020	2020	2019
Performance Ratios:
Return on average assets (1)	0.50%	1.28%	(0.20%)	(0.46%)	(2.79%)
Return on average equity (1)	4.03%	9.95%	(1.47%)	(3.07%)	(18.24%)
Net interest rate spread (1) (2)	3.50%	3.33%	3.13%	3.51%	3.34%
Net interest margin (1) (3)	3.78%	3.65%	3.45%	3.87%	3.71%
Non-interest expense to average assets (1)	4.29%	3.95%	3.57%	4.07%	7.30%
Efficiency ratio (4)	84.71%	68.09%	103.37%	102.62%	190.43%
Average interest-earning assets to average interest- bearing liabilities	132.04%	134.35%	130.72%	129.16%	130.64%
Average equity to average assets	12.44%	12.90%	13.30%	14.85%	15.32%
Capital Ratios:
Total capital to risk weighted assets (bank only)	15.95%	16.93%	17.52%	17.84%	18.62%
Tier 1 capital to risk weighted assets (bank only)	14.70%	15.68%	16.26%	16.59%	17.36%
Common equity Tier 1 capital to risk-weighted assets (bank only)	14.70%	15.68%	16.26%	16.59%	17.36%
Tier 1 capital to average assets (bank only)	11.19%	11.46%	11.63%	12.76%	12.92%
Asset Quality Ratios:
Allowance for loan losses as a percentage of total loans	1.27%	1.28%	1.27%	1.37%	1.28%
Allowance for loan losses as a percentage of nonperforming loans	127.28%	131.00%	118.89%	138.47%	106.30%
Net (charge-offs) recoveries to average outstanding loans (1)	0.03%	0.00%	0.01%	0.00%	0.03%
Non-performing loans as a percentage of total gross loans	1.00%	0.98%	1.08%	1.00%	1.20%
Non-performing loans as a percentage of total assets	0.86%	0.86%	0.95%	0.85%	1.10%
Total non-performing assets as a percentage of total assets	0.86%	0.86%	0.95%	0.85%	1.10%
Total non-performing assets, accruing loans past due 90 days or more, and accruing troubled debt restructured loans as a percentage of total assets	1.35%	1.36%	1.51%	1.49%	1.92%
Other:
Number of offices (5)	20	20	14	14	14
Number of full-time equivalent employees (6)	227	230	179	184	183

(1)	Annualized where appropriate.
(2)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate of interest-bearing liabilities.
(3)	Net interest margin represents net interest income divided by average total interest-earning assets.
(4)	Efficiency ratio represents noninterest expense divided by the sum of net interest income and noninterest income.
(5)	Number of offices at December 31, 2020 included 6 offices due to acquisition of Mortgage World.
(6)	Number of full-time equivalent employees at December 31, 2020 included 46 employees due to acquisition of Mortgage World.

PDL Community Bancorp and Subsidiaries

Loan Portfolio

	As of
	December 31,		September 30,		June 30,		March 31,		December 31,
	2020		2020		2020		2020		2019
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Mortgage loans:
1-4 family residential
Investor Owned	$319,596	27.27%	$320,438	28.55%	$317,055	29.25%	$308,206	31.31%	$305,272	31.60%
Owner-Occupied	98,795	8.43%	93,340	8.31%	91,345	8.43%	93,887	9.54%	91,943	9.52%
Multifamily residential	307,411	26.23%	284,775	25.37%	274,641	25.34%	259,326	26.35%	250,239	25.90%
Nonresidential properties	218,929	18.68%	217,771	19.40%	209,068	19.29%	210,225	21.36%	207,225	21.45%
Construction and land	105,858	9.03%	99,721	8.89%	96,841	8.93%	100,202	10.18%	99,309	10.28%
Total mortgage loans	1,050,589	89.64%	1,016,045	90.52%	988,950	91.24%	971,846	98.74%	953,988	98.75%
Non-mortgage loans:
Business loans (1)	94,947	8.10%	96,700	8.61%	93,394	8.62%	11,183	1.13%	10,877	1.12%
Consumer loans (2)	26,517	2.26%	9,806	0.87%	1,578	0.14%	1,288	0.13%	1,231	0.13%
Total non-mortgage loans	121,464	10.36%	106,506	9.48%	94,972	8.76%	12,471	1.26%	12,108	1.25%
Total loans, gross	1,172,053	100.00%	1,122,551	100.00%	1,083,922	100.00%	984,317	100.00%	966,096	100.00%

Net deferred loan origination costs	1,457		786		2,256		2,146		1,970
Allowance for losses on loans	(14,870)		(14,381)		(13,761)		(13,484)		(12,329)

Loans, net	$1,158,640		$1,108,956		$1,072,417		$972,979		$955,737

(1)	As of December 31, 2020, September 30, 2020 and June 30, 2020, business loans include $85.3 million, $86.2 million and $83.6 million, respectively, of PPP loans.
(2)

As of December 31, 2020 and September 30, 2020, consumer loans include $25.5 million and $8.9 million, respectively, of loans originated by the Bank pursuant to its arrangement with Grain Technologies, LLC.

PDL Community Bancorp and Subsidiaries

Deposits

	As of
	December 31,		September 30,		June 30,		March 31,		December 31,
	2020		2020		2020		2020		2019
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Demand (1)	$189,855	18.44%	$186,328	19.15%	$192,429	20.55%	$110,801	13.35%	$109,548	14.01%
Interest-bearing deposits:
NOW/IOLA accounts	39,296	3.82%	29,618	3.04%	26,477	2.83%	31,586	3.81%	32,866	4.20%
Money market accounts	136,258	13.23%	148,877	15.30%	125,631	13.42%	121,629	14.66%	86,721	11.09%
Reciprocal deposits	131,363	12.76%	108,367	11.13%	96,915	10.35%	62,384	7.52%	47,659	6.09%
Savings accounts	125,820	12.22%	120,883	12.42%	119,277	12.74%	112,318	13.53%	115,751	14.80%
Total NOW, money market, reciprocal and savings accounts	432,737	42.03%	407,745	41.89%	368,300	39.34%	327,917	39.52%	282,997	36.18%
Certificates of deposit of $250K or more	78,435	7.62%	80,403	8.26%	81,786	8.74%	81,486	9.82%	84,263	10.77%
Brokered certificates of deposit (2)	52,678	5.12%	55,878	5.74%	55,878	5.97%	51,661	6.23%	76,797	9.82%
Listing service deposits (2)	39,476	3.83%	49,342	5.07%	54,370	5.81%	55,842	6.73%	32,400	4.14%
All other certificates of deposit less than $250K	236,398	22.96%	193,548	19.89%	183,456	19.59%	202,034	24.35%	196,038	25.08%
Total certificates of deposit	406,987	39.53%	379,171	38.96%	375,490	40.11%	391,023	47.13%	389,498	49.81%
Total interest-bearing deposits	839,724	81.56%	786,916	80.85%	743,790	79.45%	718,940	86.65%	672,495	85.99%
Total deposits	$1,029,579	100.00%	$973,244	100.00%	$936,219	100.00%	$829,741	100.00%	$782,043	100.00%

(1)	As of December 31, 2020, September 30, 2020 and June 30, 2020, included in demand deposits are $43.5 million, $41.9 million and $65.1 million, respectively, related to net PPP funding.
(2)	As of December 31, 2020, there were $27.0 million in individual brokered certificates of deposit or listing service deposits amounting to $250,000 or more.

PDL Community Bancorp and Subsidiaries

Nonperforming Assets

	For the Quarters Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2020	2020	2020	2020	2019
	(Dollars in thousands)
Non-accrual loans:
Mortgage loans:
1-4 family residential
Investor owned	$2,808	$2,750	$2,767	$2,327	$2,312
Owner occupied	1,053	1,075	1,327	1,069	1,009
Multifamily residential	946	210	—	—	—
Nonresidential properties	3,776	3,830	4,355	3,228	3,555
Construction and land	—	—	—	—	1,118
Non-mortgage loans:
Business	—	—	—	—	—
Consumer	—	—	—	—	—
Total non-accrual loans (not including non-accruing troubled debt restructured loans)	$8,583	$7,865	$8,449	$6,624	$7,994

Non-accruing troubled debt restructured loans:
Mortgage loans:
1-4 family residential
Investor owned	$249	$267	$272	$276	$467
Owner occupied	2,197	2,191	2,198	2,185	2,491
Multifamily residential	—	—	—	—	—
Nonresidential properties	654	655	656	653	646
Construction and land	—	—	—	—	—
Non-mortgage loans:
Business	—	—	—	—	—
Consumer	—	—	—	—	—
Total non-accruing troubled debt restructured loans	3,100	3,113	3,126	3,114	3,604
Total non-accrual loans	$11,683	$10,978	$11,575	$9,738	$11,598
Total non-performing assets	$11,683	$10,978	$11,575	$9,738	$11,598

Accruing troubled debt restructured loans:
Mortgage loans:
1-4 family residential
Investor owned	$3,378	$3,396	$3,730	$3,730	$5,191
Owner occupied	2,505	2,177	2,348	2,359	2,090
Multifamily residential	—	—	—	—	—
Nonresidential properties	754	759	762	1,300	1,306
Construction and land	—	—	—	—	—
Non-mortgage loans:
Business	—	—	—	—	14
Consumer	—	—	—	—	—
Total accruing troubled debt restructured loans	$6,637	$6,332	$6,840	$7,389	$8,601
Total non-performing assets and accruing troubled debt restructured loans	$18,320	$17,310	$18,415	$17,127	$20,199
Total non-performing loans to total gross loans	1.00%	0.98%	1.08%	1.00%	1.20%
Total non-performing assets to total assets	0.86%	0.86%	0.95%	0.85%	1.10%
Total non-performing assets and accruing troubled debt restructured loans to total assets	1.35%	1.36%	1.51%	1.49%	1.92%

PDL Community Bancorp and Subsidiaries

Average Balance Sheets

	For the Three Months Ended December 31,
	2020			2019
	Average			Average
	Outstanding		Average	Outstanding		Average
	Balance	Interest	Yield/Rate (1)	Balance	Interest	Yield/Rate (1)
	(Dollars in thousands)
Interest-earning assets:
Loans (2)	$1,164,323	$14,070	4.81%	$961,555	$12,488	5.15%
Securities (3)	17,205	154	3.56%	30,729	118	1.52%
Other (4)	47,541	89	0.74%	29,484	136	1.83%
Total interest-earning assets	1,229,069	14,313	4.63%	1,021,768	12,742	4.95%
Non-interest-earning assets	63,771			36,579
Total assets	$1,292,840			$1,058,347
Interest-bearing liabilities:
NOW/IOLA	$30,752	$36	0.47%	$28,254	$37	0.52%
Money market	247,669	372	0.60%	126,111	543	1.71%
Savings	123,518	39	0.13%	115,881	35	0.12%
Certificates of deposit	391,107	1,422	1.45%	387,490	1,921	1.97%
Total deposits	793,046	1,869	0.94%	657,736	2,536	1.53%
Advance payments by borrowers	9,168	1	0.04%	9,156	1	0.04%
Borrowings	128,617	769	2.38%	115,231	643	2.21%
Total interest-bearing liabilities	930,831	2,639	1.13%	782,123	3,180	1.61%
Non-interest-bearing liabilities:
Non-interest-bearing demand	192,542	—		110,790	—
Other non-interest-bearing liabilities	8,623	—		3,343	—
Total non-interest-bearing liabilities	201,165	—		114,133	—
Total liabilities	1,131,996	2,639		896,256	3,180
Total equity	160,844			162,091
Total liabilities and total equity	$1,292,840		1.13%	$1,058,347		1.61%
Net interest income		$11,674			$9,562
Net interest rate spread (5)			3.50%			3.34%
Net interest-earning assets (6)	$298,238			$239,645
Net interest margin (7)			3.78%			3.71%
Average interest-earning assets to interest-bearing liabilities			132.04%			130.64%

(1)	Annualized where appropriate.
(2)	Loans include loans and loans held for sale.
(3)	Securities include available-for-sale securities and held-to-maturity securities.
(4)	Includes FHLBNY demand account and FHLBNY stock dividends.
(5)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate of interest-bearing liabilities.
(6)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(7)	Net interest margin represents net interest income divided by average total interest-earning assets.

PDL Community Bancorp and Subsidiaries

Average Balance Sheets

	For the Year Ended December 31,
	2020			2019
	Average			Average
	Outstanding		Average	Outstanding		Average
	Balance	Interest	Yield/Rate	Balance	Interest	Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Loans (1)	$1,068,785	$52,389	4.90%	$946,159	$49,306	5.21%
Securities (2)	16,473	515	3.13%	24,778	362	1.46%
Other (3)	53,683	435	0.81%	35,517	823	2.32%
Total interest-earning assets	1,138,941	53,339	4.68%	1,006,454	50,491	5.02%
Non-interest-earning assets	56,415			35,504
Total assets	$1,195,356			$1,041,958
Interest-bearing liabilities:
NOW/IOLA	$29,792	$153	0.51%	$27,539	$122	0.44%
Money market	207,454	1,869	0.90%	124,729	2,548	2.04%
Savings	118,956	148	0.12%	119,521	153	0.13%
Certificates of deposit	379,276	6,576	1.73%	403,010	7,677	1.90%
Total deposits	735,478	8,746	1.19%	674,799	10,500	1.56%
Advance payments by borrowers	8,463	4	0.05%	8,608	4	0.05%
Borrowings	121,193	2,619	2.16%	77,621	1,854	2.39%
Total interest-bearing liabilities	865,134	11,369	1.31%	761,028	12,358	1.62%
Non-interest-bearing liabilities:
Non-interest-bearing demand	164,555	—		110,745	—
Other non-interest-bearing liabilities	6,603	—		3,900	—
Total non-interest-bearing liabilities	171,158	—		114,645	—
Total liabilities	1,036,292	11,369		875,673	12,358
Total equity	159,064			166,285
Total liabilities and total equity	$1,195,356		1.31%	$1,041,958		1.62%
Net interest income		$41,970			$38,133
Net interest rate spread (4)			3.37%			3.40%
Net interest-earning assets (5)	$273,807			$245,426
Net interest margin (6)			3.69%			3.79%
Average interest-earning assets to
interest-bearing liabilities			131.65%			132.25%

(1)	Loans include loans and loans held for sale.
(2)	Securities include available-for-sale securities and held-to-maturity securities.
(3)	Includes FHLBNY demand account and FHLBNY stock dividends.
(4)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate of interest-bearing liabilities.
(5)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(6)	Net interest margin represents net interest income divided by average total interest-earning assets.

PDL Community Bancorp and Subsidiaries

Other Data

	For the Quarters Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2020	2020	2020	2020	2019
	(Dollars in thousands, except share and per share data)
Other Data
Common shares issued	18,463,028	18,463,028	18,463,028	18,463,028	18,463,028
Less treasury shares	1,337,059	1,346,679	1,228,737	1,163,288	1,011,894
Common shares outstanding at end of period	17,125,969	17,116,349	17,234,291	17,299,740	17,451,134

Book value per share	$9.32	$9.25	$8.99	$9.00	$9.08
Tangible book value per share	$9.32	$9.25	$8.99	$9.00	$9.08